Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated February 10, 2022, with respect to the balance sheet of Groundfloor Real Estate 3, LLC (the “Company”) as of December 31, 2021, and the related statements of operations, changes in member’s deficit, and cash flows for the period from January 4, 2021 (date of inception) to December 31, 2021, which appears in the accompanying Form 1-A of the Company. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

March 2, 2022